FLEMING COMPANIES, INC.
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                28 Weeks Ended
                                                                                          -------------------------
                                   Fiscal Year Ended the Last Saturday in December            July 15,     July 9,
                              1990        1991         1992          1993         1994         1995        1994
                              ----        ----         ----          ----         ----         ----        ----
                                                (In thousands of dollars)
Earnings:
  Pretax income             $164,501     $104,329     $194,941     $ 72,078     $112,337     $ 70,111     $ 76,913
  Fixed charges, net         117,877      117,865      105,726      102,303      148,454      120,304       50,728
                            --------     --------     --------     --------     --------     --------     --------
    Total earnings          $282,378     $222,194     $300,667     $174,381     $260,791     $190,415     $127,641
                            ========     ========     ========     ========     ========     ========     ========

Fixed charges:
  Interest expense          $ 93,643     $ 93,353     $ 81,102     $ 78,029     $120,408     $ 96,443     $ 38,194
  Portion of rental charges
    deemed to be interest     22,907       23,027       22,969       27,746        6,582       19,990       11,815
  Capitalized interest and
    debt issuance cost
    amortization               1,250        1,464        1,287        1,005          364        3,721          569
                            --------     --------     --------     --------     --------     --------     --------
    Total fixed charges     $117,729     $117,724     $105,416     $102,003     $148,518     $120,154     $ 50,578
                            ========     ========     ========     ========     ========     ========     ========
  Ratio of earnings
    to fixed charges            2.40         1.89         2.85         1.71         1.76         1.58         2.52
                                ====         ====         ====         ====         ====         ====         ====

"Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be a representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.